EXHIBIT 10.4

THE OHIO VALLEY BANK COMPANY
SALARY CONTINUATION AGREEMENT

This Salary Continuation Agreement (this “Agreement”) is adopted the 26th day of January, 2016 by and between The Ohio Valley Bank Company, a state-chartered commercial bank located in Gallipolis, Ohio (the “Company”), and Larry E. Miller (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Company. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act (“ERISA”).

Article 1
Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1
“Accrual Balance” means the dollar value of the liability that should be accrued by the Company, under Generally Accepted Accounting Principles, for the Company’s obligation to the Executive under this Agreement, calculated by applying Accounting Standards Codification 710-10 and the Discount Rate.

1.2	“Beneficiary” means each designated person or entity, or the estate of the deceased Executive, entitled to any benefits upon the death of the Executive pursuant to Article 4.

1.3
“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.4	“Board” means the Board of Directors of the Company as from time to time constituted.

1.5
“Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such change is defined in Code Section 409A and regulations thereunder.

1.6	“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and guidance thereunder, as may be amended from time to time.

1.7
“Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees or directors of the Company. Medical determination of disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

1.8
“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance.  The Plan Administrator, in its discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.9
“Early Involuntary Termination” means Separation from Service (other than a Termination for Cause) prior to Normal Retirement Age due to the independent exercise of the unilateral authority of the Company to terminate the Executive's employment, other than due to the Executive's implicit or explicit request, where the Executive was willing and able to continue performing services.

1.10	“Early Retirement Age” means the earlier of the date the Executive: (i) attains age sixty (60) or (ii) completes twenty (20) Years of Service.

1.11
“Early Voluntary Termination” means Separation from Service before Early Retirement Date except when such Separation from Service occurs due to death, Disability, Early Involuntary Termination or Termination for Cause.

1.12	“Effective Date” means December 1, 2015.

1.13	“Normal Retirement Age” means the Executive attaining age sixty five (65).

1.14	“Plan Administrator” means the plan administrator described in Article 6.

1.15	“Plan Year” means each twelve-month period commencing on January 1 and ending on December 31 of each year.

1.16
“Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)( l)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

1.17	“Termination for Cause” has the meaning set forth in Article 5.

1.18
“Separation from Service” means a termination of the Executive’s employment with the Company for reasons other than death or Disability.  A Separation from Service may occur as of a specified date for purposes of the Agreement even if the Executive continues to provide some services for the Company after that date, provided that the facts and circumstances indicate that the Company and the Executive reasonably anticipated at that date that either no further services would be performed after that date, or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Company, if that is less than thirty-six (36) months).  In determining whether a Separation of Service occurs the Plan Administrator shall take into account, among other things, the definition of “service recipient” and “company” set forth in Treasury Regulations §1.409A-1(h)(3).

1.19
“Years of Service” means each twelve consecutive month period beginning on an Executive's date of hire by the Company and any twelve (12) month anniversary thereof, during the entirety of which time the Executive is an employee of the Company. Employment with a subsidiary or other entity controlled by the Company before the time such entity became a subsidiary or under such control shall not be included in a year of service.

Article 2
Distributions During Lifetime

2.1
Normal Retirement Benefit. If Separation from Service occurs on or after Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is One Hundred Seventy Thousand and Four Hundred Sixty-Eight Dollars ($170,468).

2.1.2
Payment of Benefit. The Company shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing the month following the Separation from Service. The annual benefit shall be distributed to the Executive for twenty (20) years.

2.2
Early Retirement Benefit.  If Separation from Service occurs on or after Early Retirement Age and before Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1	Amount of Benefit. The benefit under this Section 2.2 is the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service.

2.2.2
Payment of Benefit.  The Company shall distribute the benefit to the Executive in two hundred forty (240) equal monthly installments the month following Separation from Service.  During the payment period, interest shall be credited on the unpaid portion of the Accrual Balance at an annual rate equal to the Discount Rate determined as of the date of Separation from Service.

2.3
Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Accrual Balance determined as of the end of the Plan Year preceding Disability.

2.3.2
Payment of Benefit. The Company shall distribute the benefit to the Executive in two hundred forty (240) equal monthly installments commencing the month following Disability.  During the payment period, interest shall be credited on the unpaid portion of the Accrual Balance at an annual rate equal to the Discount Rate determined as of the date of Disability.

2.4
Early Involuntary Termination.  If Early Involuntary Termination occurs, the Company shall distribute to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1	Amount of Benefit. The benefit under this Section 2.4 is the Accrual Balance determined as of the end of the Plan Year preceding Separation from Service.

2.4.2
Payment of Benefit. The Company shall distribute the benefit to the Executive in two hundred forty (240) equal monthly installments commencing on the first day of the month following Separation from Service.  During the payment period, interest shall be credited on the unpaid portion of the Accrual Balance at an annual rate equal to the Discount Rate determined as of the date of Separation from Service.

2.5	Early Voluntary Termination. If Early Voluntary Termination occurs, neither the Executive nor the Beneficiary shall be entitled to any benefit hereunder.

2.6
Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a Specified Employee at Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder. Benefit distributions that are made due to a Termination of Employment occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

2.7
Acceleration of Payments.  Except as specifically permitted herein, no acceleration of the time or schedule of any payment may be made hereunder.  Notwithstanding the foregoing, payments may be accelerated, in accordance with the provisions of Treasury Regulation §1.409A-3(j)(4) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with the ethics laws or conflicts of interest laws; (iv) in limited cashouts (but not in excess of the limit under Code §402(g)(1)(B)); (v) to pay employment-related taxes; or (vi) to pay any taxes that may become due at any time that the Agreement fails to meet the requirements of Code Section 409A.

2.8
Treatment of Payment as Made on Designated Payment Date.  Solely for purposes of determining compliance with Code Section 409A, any payment under this Agreement made after the required payment date shall be deemed made on the required payment date provided that such payment is made by the latest of: (i) the end of the calendar year in which the payment is due; (ii) the 15th day of the third calendar month following the payment due date; (iii) if Company cannot calculate the payment amount on account of administrative impracticality which is beyond the Executive’s control, the end of the first calendar year which payment calculation is practicable; and (iv) if Company does not have sufficient funds to make the payment without jeopardizing the Company’s solvency, in the first calendar year in which the Company’s funds are sufficient to make the payment.

2.9	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)
must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.

Article 3
Distribution at Death

3.1
Death During Active Service.  If the Executive dies prior to Separation from Service and Disability, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1	Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2	Payment of Benefit. The Company shall distribute the benefit to the Beneficiary in two hundred forty (240) equal monthly installments commencing the fourth month following the Executive's death.

3.2
Death After Separation from Service or Disability. If the Executive dies after Separation from Service or Disability but before receiving all distributions required hereunder, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts that would have been distributed to the Executive had the Executive survived.

Article 4
Beneficiaries

4.1
In General. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designated under any other plan of the Company.

4.2
Designation. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator. If the Executive names someone other than the Executive's spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by the Executive's spouse and returned to the Plan Administrator. The Executive's Beneficiary Designation Form shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and their marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If the Executive dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive's spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, any benefit shall be paid to the personal representative of the Executive's estate.

4.5
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall completely discharge any liability under this Agreement for such distribution amount.

Article 5
General Limitations

5.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Company terminates the Executive's employment for:

(a)	Gross negligence or gross neglect of duties to the Company;
(b)	Commission of a felony or of a gross misdemeanor involving moral turpitude; or
(c)
Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Company.

5.2
Confidentiality. The Executive shall not disclose any trade secrets or confidential information of any kind, type or description. In the event the Executive does disclose said information, such disclosure shall constitute a breach of this Agreement and benefits shall cease immediately.

5.3
Non-Compete. The Executive agrees that during the term of this Agreement the Executive will not accept employment with any bank or financial or lending organization which is in competition directly or indirectly with the Company. In the event the Executive does accept such employment, this Agreement shall immediately terminate and the Executive shall forfeit all unpaid benefits hereunder.

5.4
Suicide or Misstatement. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive commits suicide within two (2) years after the Effective Date, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.5
Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.6
Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code.

Article 6
Administration of Agreement

6.1
Plan Administrator Duties. The Plan Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations of this Agreement, as may arise in connection with this Agreement to the extent the exercise of such discretion and authority does not conflict with Code Section 409A.

6.2
Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as the Plan Administrator sees fit, including acting through a duly appointed representative, and may from time to time consult with counsel who may be counsel to the Company.

6.3
Binding Effect of Decisions. Any decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation or application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4
Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.5
Company Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the Executive's death, Disability or Separation from Service, and such other pertinent information as the Plan Administrator may reasonably require.

Article 7
Claims And Review Procedures

7.1	Claims Procedure. The Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

7.1.1
Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant.

7.1.2
Timing of Company Response. The Company shall respond to such claimant within ninety (90) days after receiving the claim (or, if such claim is on account of disability, no later than forty-five (45) days). If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional ninety (90) days (or, if such claim is on account of disability, for not more than two additional thirty (30) day periods) by notifying the claimant in writing, prior to the end of the initial period, which an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision. (If the claim is on account of disability, the notice will also include the standards for entitlement for a benefit, unresolved issues, and information needed to resolve those issues. The claimant will be given at least 45 days to supply any needed information. The period that the claimant takes to produce the needed information does not count against the period for deciding the claim.)

7.1.3
Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
(d)	An explanation of the Agreement's review procedures and the time limits applicable to such procedures,
(e)	A statement of the claimant's right to bring a civil action following an adverse benefit determination on review under ERISA Section 502(a), and
(f)
In the case of an adverse determination of a claim on account of disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-l(g)(l).

7.2	Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

7.2.1
Initiation - Written Request. To initiate the review, the claimant, within sixty (60) days after receiving the Company's notice of denial (or, if such claim is a claim on account of disability, within one-hundred-eighty (180) days), must file with the Company a written request for review.

7.2.2
Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

7.2.3
Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4
Timing of Company Response. The Company shall respond in writing to such claimant within sixty (60) days after receiving the request for review (or, if such claim is on account of disability, no later than forty-five (45) days). If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional sixty (60) days (or, if such claim is on account of disability, no later than forty-five (45) days) by notifying the claimant in writing prior to the end of the initial period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

7.2.5
Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)	The specific reasons for the denial,
(b)	A reference to the specific provisions of the Agreement on which the denial is based,
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and

(d)	A statement of the claimant's right to bring a civil action under ERISA Section 502(a), and
(e)
In the case of an adverse determination of a claim on account of disability, if an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either (i) the specific rule, guideline, protocol, or other similar criterion; or(ii) a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request.

Article 8
Amendments and Termination

8.1	Agreement Amendment Generally. Except as provided in Section 8.2, this Agreement may be amended only by a written agreement signed by both the Company and the Executive.

8.2
Amendment to Insure Proper Characterization of Agreement.  Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Company at any time, if found necessary in the opinion of the Company, i) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, ii) to conform the Agreement to the requirements of any applicable law or iii) to comply with the written instructions of the Company’s auditors or banking regulators.

8.3
Agreement Termination Generally.  Except as provided in Section 8.4, this Agreement may be terminated only by a written agreement signed by the Company and the Executive.  Such termination shall not cause a distribution of benefits under this Agreement.  Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or 3.

8.4
Effect of Complete Termination.  Notwithstanding anything to the contrary in Section 8.3, and subject to the requirements of Code Section 409A and Treasury Regulations §1.409A-3(j)(4)(ix), at certain times the Company may completely terminate and liquidate the Agreement.  In the event of such a complete termination, the Company shall pay the Accrual Balance to the Executive.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

(a)
Corporate Dissolution or Bankruptcy.  The Company may terminate and liquidate this Agreement within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)
Change in Control.  The Company may terminate and liquidate this Agreement by taking irrevocable action to terminate and liquidate within the thirty (30) days preceding or the twelve (12) months following a Change in Control.  This Agreement will then be treated as terminated only if all substantially similar arrangements sponsored by the Company which are treated as deferred under a single plan under Treasury Regulations §1.409A-1(c)(2) are terminated and liquidated with respect to each participant who experienced the Change in Control so that the Executive and any participants in any such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Company takes the irrevocable action to terminate the arrangements.

(c)
Discretionary Termination.  The Company may terminate and liquidate this Agreement provided that: (i) the termination does not occur proximate to a downturn in the financial health of the Company; (ii) all arrangements sponsored by the Company that would be aggregated with any terminated arrangements under Treasury Regulations §1.409A-1(c) are terminated; (iii) no payments, other than payments that would be payable under the terms of this Agreement if the termination had not occurred, are made within twelve (12) months of the date the Company takes the irrevocable action to terminate this Agreement; (iv) all payments are made within twenty-four (24) months following the date the Company takes the irrevocable action to terminate and liquidate this Agreement; and (v) the Company does not adopt any new arrangements that would be aggregated with any terminated arrangement under Treasury Regulations §1.409A-1(c) if the Executive participated in both arrangements, at any time within three (3) years following the date the Company takes the irrevocable action to terminate this Agreement.

Article 9
Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Company and their beneficiaries, survivors, executors, administrators and transferees.

9.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4
Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Company's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authorities. The Company shall satisfy all applicable reporting requirements.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent preempted by the laws of the United States of America.

9.6
Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. Any insurance on the Executive's life or other informal funding asset is a general asset of the Company to which the Executive and the Beneficiary have no preferred or secured claim.

9.7
Reorganization. The Company shall not merge or consolidate into or with another Company, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8
Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.11
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.12
Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

The Ohio Valley Bank Company
Attn: BOLI Administrator
P O Box 240
420 Third Avenue Gallipolis OH 45631

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification. Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.13	Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS WHEREOF, the Executive and a representative of the Company have executed this Agreement document as indicated below:

Executive:	Company:

__________________________	By: __________________________
Its: __________________________

THE OHIO VALLEY BANK COMPANY
SALARY CONTINUATION AGREEMENT

Beneficiary Designation

I, Larry E. Miller, designate the following as Beneficiary under this Agreem

Primary

         _____________________________________________________                                                                                                                     _______%

_____________________________________________________                                                                                                                     _______%

Contingent

_____________________________________________________                                                                                                                     _______%

_____________________________________________________                                                                                                                     _______%

I understand that I may change this beneficiary designation by delivering a new written designation to the Administrator, which shall be effective only upon receipt by the Plan Administrator prior to my death.  I further understand that the designation will be automatically revoked if the Beneficiary predeceases me or if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Signature:                      _______________________________                                                                           Date:           _______

SPOUSAL CONSENT (Required only if Plan Administrator requests and someone other than spouse is named Beneficiary)
I consent to the beneficiary designation above.  I also acknowledge that if I am named Beneficiary and my marriage is subsequently dissolved, the beneficiary designation will be automatically revoked.
Spouse Name:               _______________________________
Signature:                      _______________________________                                                                Date:      _______

Received by the Plan Administrator this ________ day of ___________________, 20__

By:           _________________________________
Title:        _________________________________